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                                                                     EXHIBIT 5.1

                                April 24, 2003

Tweeter Home Entertainment Group, Inc.
40 Pequot Way
Canton, MA  02021

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the registration statement on Form S-3 (the "Registration Statement") being filed on the date hereof with the Securities and Exchange Commission for the registration of 162,000 shares (the "Shares") of Common Stock, $.01 par value, of Tweeter Home Entertainment Group, Inc., a Delaware corporation (the "Company"). The Shares are to be sold by a selling stockholder, not by the Company.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares to be offered by the selling stockholder are duly authorized, were validly issued, and are nonassessable.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."

                                                Very truly yours,

                                                /s/ Goulston & Storrs, P.C.